Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Form S-1 Regulation Statement of our reports dated October 18, 2024 and March 20, 2025, relating to our audit of the financial statements of Caring Brands, Inc. (a Florida Corporation) as of December 31, 2023 and 2022 and the consolidated financial statements of Caring Brands, Inc. (a Nevada Corporation) for the period from April 24, 2024 (Inception) to December 31, 2024, and for the periods then ended, and the reference to our firm under the caption “Experts” in the Offering Statement.

/s/M&K CPAS, PLLC
The Woodlands, Texas
March 20, 2025